Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calix, Inc.:

We consent to the use of our report dated March 1, 2019 with respect to the consolidated balance sheets of Calix, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference.

/s/ KPMG LLP
San Francisco, California
March 1, 2019